SETTLEMENT AGREEMENT

This Settlement Agreement (the “Settlement Agreement”) is made and entered into as of the 21st day of August 2008, by and between Capstone Business Credit, LLC (“CBC”), Capstone Capital Group I, LLC (“CCG”, and with CBC, “Capstone”) and Harbrew Imports, Ltd. (the “Borrower”).
RECITALS
WHEREAS, CBC and Borrower entered into a Discount Factoring Agreement dated January 22, 2007 (the “Factoring Agreement”), pursuant to which CBC provided certain financing to Borrower;
WHEREAS, as of the date of this Settlement Agreement, Borrower owes CBC $101,498.42 under the Factoring Agreement, against which such amount $57,555.72 held in the Reserve Account (as defined in the Factoring Agreement) shall be applied;
WHEREAS, CCG and Borrower entered into a certain Purchase Order Financing Agreement dated as of January 22, 2007 (the “PO Financing Agreement”, and with the Factoring Agreement, the “Financing Agreements”), pursuant to which CCG provided certain financing to Borrower;
WHEREAS, as of the date of this Settlement Agreement, Borrower owes CCG $2,875,406.04 under the PO Financing Agreement (collectively with the amount owed under the Factoring Agreement, the “Capstone Claim”);
WHEREAS, pursuant to his Guarantees dated January 22, 2007, Richard DeCicco (“Guarantor”) has agreed to guaranty all obligations of Borrower under the Financing Agreements (the “Guarantees”);
WHEREAS, Capstone and Borrower desire to adjust and settle the Capstone Claim and to avoid the expense, inconvenience and uncertainty of litigation; and

WHEREAS, the parties, after careful consideration of all facts and circumstances and consultation with their respective attorneys, desire to settle the Capstone Claim on the terms and conditions set forth in this Settlement Agreement.
NOW, THEREFORE, in consideration of the mutual promises, agreements, warranties, representations and covenants contained herein, Capstone and Borrower hereby agree as follows:
1.    The Settlement. For and in consideration of the full settlement of any and all claims that are, could have been, or might in the future be asserted by Capstone against Borrower arising out of, or in connection with, the Capstone Claim, the parties agree as follows:
(a)    In payment under the Financing Agreements, and in settlement of the Capstone Claim, Borrower shall deliver to Capstone $1,500,000 in readily available funds (the “Settlement Payment”), which shall be paid by Borrower to Capstone as follows:

(i)    a good faith nonrefundable deposit of $150,000 shall be paid upon the execution and delivery of this Settlement Agreement (the “Deposit”).

(ii)    $1,350,000 (the “Payment Balance”) shall be paid on or before the October 21, 2008, TIME BEING OF THE ESSENCE (the “Settlement Payment Due Date”). Upon the execution and delivery of this Settlement Agreement, Borrower shall execute and deliver its Promissory Note with respect to the Payment Balance, to Capstone. The Promissory Note shall be secured by the Collateral (as defined in the PO Financing Agreement and the Factoring Agreement).

(b)    The Borrower hereby assigns to Capstone under and pursuant to the Discount Factoring Agreement all of Borrower’s rights, title and interest in and to the accounts receivables identified on Schedule 1 attached hereto and made a part hereof (the “Assigned Receivables”). Borrower represents and warrants to Capstone that Borrower has, and is transferring to Capstone, good and indefeasible title to all of the Assigned Receivables, free and clear of all liens, claims and encumbrances of any kind or type, whatsoever.
(c)    The Financing Agreements shall remain in place, in accordance with their respective terms, and Borrower and Capstone shall continue to comply therewith until full and indefeasible payment of the Settlement Payment has been made to Capstone, at which time (x) the Financing Agreements shall be terminated and (y) all of Capstone’s right, title and interest in and to the Interim Receivables (defined below) that have not been collected by CBC shall be assigned by CBC to the Borrower.
(d)    Upon the later to occur of (i) the full and indefeasible payment of the Settlement Payment to Capstone (the “Settlement Payment Date”), and (ii) the payment by Borrower of all amounts due and payable by it during the Interim Factoring Period (defined below) under the Factoring Agreement, if any

(i)    Capstone shall execute and deliver the release letter (the “Release Letter”) to Guarantor in substantially the form attached hereto as Exhibit A;

(ii)    Capstone shall file UCC-3 termination statements terminating their liens on Borrower’s assets granted pursuant to the Financing Agreements; and

(iii)    Capstone and Borrower shall execute and deliver the Release Agreement (the “Release Agreement”) in substantially the form attached hereto as Exhibit B.

(e)    From the date of this Agreement until the Settlement Payment Date (the “Interim Factoring Period”) Borrower shall submit all of its Accounts Receivable (as defined in the Factoring Agreement) to CBC for collection only, and not for factoring under the Factoring Agreement (the “Interim Receivables”). The aggregate amount of funds collected by CBC with respect to the Interim Receivables (the “Interim Receivables Collection Amount”) shall be credited against the Payment Balance. For the purposes of this Agreement, the Assigned Receivables shall not be deemed to be, and shall not be included in the Interim Receivables.
(f)    Notwithstanding anything contained in this Agreement to the contrary, including without limitation Section 1(e), in the event that the Settlement Payment is not paid in full by 5:00 pm on the Settlement Payment Due Date, TIME BEING OF THE ESSENCE, the Interim Receivables Collection Amount shall not be credited against the Payment Balance.
(g)    During the Interim Factoring Period all governmental fees, charges and taxes relating to, or arising out of, the sale of goods giving rise to the Interim Receivables (the “Receivables Expenses”) shall be timely paid by Borrower. In the event that any Receivables Expense becomes past due, Borrower shall have ten (10) days from the date that any such Receivable Expense became due and payable to pay such Receivables Expense in full (the “Expense Cure Period”). In the event that Borrower fail to pay any such Receivables Expense within the Expense Cure Period, CBC shall have the right, but not the obligation, to pay all amounts necessary to satisfy such Receivables Expense (the “Cure Amount”), in which case an amount equal to the product of (i) two (2) and (ii) the Cure Amount shall be deducted from the Interim Receivables Collection Amount.

(h)    Notwithstanding anything to the contrary contained in this Settlement Agreement, in the event that at any time Capstone is required to return all or any portion of the Settlement Payment to Borrower or its successors or assigns, the Release Letter and the Release Agreement shall be null and void, ab initio.
2.    Binding Agreement. This Settlement Agreement shall be binding upon and inure the benefits of the parties hereto and their respective heir, executors, administrators, predecessors, successors and assigns and upon any corporation or other entity into or with which any party hereto may merge or consolidate.
3.    Counterparts. The Settlement Agreement may be executed in one or more counterparts, which may be executed by facsimile or electronically, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
4.    Brokers. Each party hereto hereby confirms that no brokers or finders were employed by such party or any of its officers, directors employees or shareholders in connection with the Financing Agreements.
5.    Governing Law. The validity, interpretation and effect of this Settlement Agreement shall be governed exclusively by the laws of the State of New York, without giving effect to the provisions, policies or principles of any state law relating to the choice or conflict of laws. All disputes, litigation, proceedings or other legal actions by any party to this Settlement Agreement in connection with or relating to this Settlement Agreement or any matters described or contemplated in this Settlement Agreement shall be instituted in the courts of the State of New York or of the United States in the State of New York, in either case sitting in New York County, New York. Each party to this Settlement Agreement irrevocably submits to the exclusive jurisdiction of the courts of the State of New York and of the United States sitting in the County of New York, New York in connection with any such dispute, litigation, action or proceeding arising out of or relating to this Settlement Agreement.

6.    Enforceability. Should any provision of the Settlement Agreement be declared or determined by any court, arbitrator or body of competent jurisdiction to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms or provisions shall not be affected thereby, and said illegal, unenforceable or invalid part, term or provision shall be deemed not to be a part of this Settlement Agreement.
7.    Not Construed Against Drafter. This Settlement Agreement shall be construed without regard to any presumptions against the party causing the same to be prepared.
8.    Authority. The parties hereto, each for themselves or on behalf of the parties they represent, hereby represent and warrant that each has the full power, capacity and authority to enter into and perform the obligations under and in connection with this Settlement Agreement, and that this Settlement Agreement, when executed, will constitute a valid, legal and binding agreement, enforceable against themselves in accordance with the terms hereof.

9.    Amendments and Waver. No modification or amendment to this Settlement Agreement shall be binding upon the parties hereto unless in writing signed by the parties, and no waiver of any of the provisions of this Settlement Agreement shall be binding unless agreed to in writing by the party or parties against which such waiver is sought to be enforced.
10.    Merger. Any and all previous understanding with respect to the subject matter of this Settlement Agreement are superceded by and merged into this Settlement Agreement, which fully and completely expresses the parties’ agreement with respect to the subject matter hereof.
11.    Entire Agreement. The foregoing constitutes the entire agreement between the parties herein with respect to the subject matter contained herein, superseding all negotiations, prior discussions and communications, preliminary agreements and agreements related to the subject matter hereof made prior to the date hereof. The Recitals are incorporated herein by reference.

IN WITNESS WHEREOF, the Settlement Agreement has been entered into between Capstone and Borrower as of the date first set forth above

HARBREW IMPORTS, LTD.

By:	/s/ Richard John DeCicco
Name: Richard John DeCicco
Title: President

CAPSTONE BUSINESS CREDIT, LLC

By:	/s/ Joseph Ingrassia
Name: Joseph Ingrassia
Title: Managing Member

CAPSTONE CAPITAL GROUP I, LLC

By:	/s/ Joseph Ingrassia
Name: Joseph Ingrassia
Title: Managing Member

EXHIBIT A

______ ___, 2008

Richard DeCicco
3379 Jason Court
Bellmore, NY 11710

Dear Mr. DeCicco,

Reference is made to the Guarantees made by you, both dated January 22, 2007 (collectively, the Guarantees), guarantying the obligations of Harbrew Imports, Ltd. (“Harbrew”) in favor of Capstone Business Credit, LLC and Capstone Capital Group I, LLC (collectively “Capstone”).

As you had satisfied the conditions for the release of the Guarantees as provided for in the Settlement Agreement dated August __, 2008 by and between Harbrew and Capstone (the “Settlement Agreement”), Capstone, for itself and on behalf of its affiliates, does hereby forever release, discharge and acquit, and covenant not to sue you, of, from and regarding any and all liability under the Guarantees.

Notwithstanding anything to the contrary contained in this letter, in the event that at anytime Capstone is required to return all or any portion of the Settlement Payment (as defined in the Settlement Agreement) to Borrower or its successors or assigns, this release letter shall be null and void, ab initio.

This Release shall be effective on the date first above written.

Very truly yours,

CAPSTONE BUSINESS CREDIT, LLC

By: ___________________________
Name: Joseph Ingrassia
Title: Managing Member

CAPSTONE CAPITAL GROUP I, LLC

By: ___________________________
Name: Joseph Ingrassia
Title: Managing Member

EXHIBIT B

RELEASE AGREEMENT
This Release Agreement is made and entered into as of the ___ day of ________, 2008 (this “Agreement”), by and between Harbrew Imports, Ltd., a New York corporation having offices at 102 Buffalo Avenue, Freeport, New York (“Borrower”), Capstone Business Credit, LLC, a Delaware limited liability company having offices at 1350 Avenue of the Americas, 24th Floor New York, New York 10019 (“CBC”) and Capstone Capital Group I, LLC, a Delaware limited liability company having an address at 1350 Avenue of the Americas, 24th Floor New York, New York 10019 (“CCG”, and with CBC, “Capstone”). Borrower and Capstone are sometimes referred to herein collectively as the “Parties” and each as a “Party.”
Recitals:
A.    Borrower and Capstone have, pursuant to that certain Settlement Agreement dated August __, 2008 (the “Settlement Agreement”) agreed to execute and deliver this Release Agreement.
B.    The conditions set forth in the Settlement Agreement with respect to the delivery of this Release Agreement have been satisfied.
NOW, THEREFORE, for good and valuable consideration, the Parties agree as follows:
1.    Releases.
(a)    Capstone, for itself and its predecessors, successors, subsidiaries and affiliates, and each of their respective, members, stockholders, directors, managers, employees and agents (collectively, the “Capstone Releasing Parties”) hereby releases, waives and forever discharges Borrower and its predecessors, successors, assigns, subsidiaries, and affiliates, and each of their respective members, stockholders, directors, managers, employees and agents (collectively, the “Borrower Released Parties”) from any and all actions, suits, damages, claims and demands which the Capstone Releasing Parties may have as of the date hereof against the Borrower Released Parties (whether known or unknown, liquidated or unliquidated, due or to become due, direct or derivative, and whether absolute, accrued, contingent or otherwise, and whether heretofore arising from tort, statute, fiduciary duties or contract), arising out of, under or in connection with the Discount Factoring Agreement dated January 22, 2007 by and between CBC and Borrower, including without limitation, the Minimum Commission pursuant to Section 13 of the Discount Factoring Agreement, and the Purchase Order Financing Agreement dated January 22, 2007 by and between CCG and Borrower (collectively, the “Financing Agreements”).

(b)    Borrower, for itself and its predecessors, successors, assigns, subsidiaries, and affiliates, and each of their respective members, stockholders, directors, managers, employees and agents (collectively, the “Borrower Releasing Parties”) hereby release, waive and forever discharge Capstone and its predecessors, successors, assigns, subsidiaries and affiliates, and each of their respective members, stockholders, directors, managers, employees and agents (collectively, the “Capstone Released Parties”) from any an all actions, suits, damages, claims and demands which the Borrower Releasing Parties may have as to the date hereof against the Capstone Released Parties (whether known or unknown, liquidated or unliquidated, due or to become due, direct or derivative, and whether absolute, accrued, contingent or otherwise, and whether heretofore arising from tort, statute, fiduciary duties or contract), arising out of, under or in connection with any of the Financing Agreements.

2

(c)    The releases provided for in this Section 1 (the “Releases”) apply in all jurisdictions. Nothing contained in the foregoing Releases shall be construed to impair any representation, obligations, promise, covenant or condition contained in the Settlement Agreement;
(d)    Notwithstanding anything to the contrary contained in this Agreement, in the event that at any time Capstone is required to return all or any portion of the Settlement Payment (as defined in the Settlement Agreement) to Borrower or its successors or assigns, this Agreement, including the Releases, shall be null and void, ab initio.
2.    Miscellaneous
(a)    Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the transactions contemplated hereunder, and supersedes all negotiations, representations, warranties, commitments, offers, contracts and writings prior to the date hereof. No waiver and no modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by the Party or Parties to be bound thereby.
(b)    Counterparts. This Agreement may be executed in one or more counterparts, which may be executed by facsimile, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.
(c)    Assignment, Successors and Assigns. The respective rights and obligations of the parties hereto shall not be assignable, without the prior written consent of the other parties. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

3

(d)    Severability. In the event any provision of this Agreement or portion thereof is found to be wholly or partially invalid, illegal or unenforceable in any judicial proceeding, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provisions had not been originally incorporated herein, as the case may be.
(e)    Governing Law; Dispute Resolution. The validity, interpretation and effect of this Agreement shall be governed exclusively by the laws of the State of New York, without giving effect to the provisions, policies or principles of any state law relating to the choice or conflict of laws. All disputes, litigation, proceedings or other legal actions by any Party to this Agreement in connection with or relating to this Agreement or any matters described or contemplated in this Agreement shall be instituted in the courts of the State of New York or of the United States in the State of New York, in either case sitting in New York County, New York. Each party to this Agreement irrevocably submits to the exclusive jurisdiction of the courts of the State of New York and of the United States sitting in the County of New York, New York in connection with any such dispute, litigation, action or proceeding arising out of or relating to this Agreement. Each Party irrevocably waives any defense or objection it may now or hereafter have based on forum non conveniens and waives any objection to venue of any action instituted hereunder.

4

(f)    No Third-Party Beneficiary. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such assigns, any legal or equitable rights hereunder.
(g)    Specific Performance. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, the non-breaching party or parties would be irreparably harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto will waive the defense in any action for specific performance that a remedy at law would be adequate and that the parties hereto, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement.
In Witness Whereof, the Parties hereto have executed this Agreement the day and year first above written.

HARBREW IMPORTS, LTD

By: _________________________
Name:
Title:

CAPSTONE BUSINESS CREDIT, LLC

By: _________________________
Name: Joseph Ingrassia
Title: Managing Member

5

CAPSTONE CAPITAL GROUP I, LLC

By: _________________________
Name: Joseph Ingrassia
Title: Managing Member

6